Exhibit (h)(5)

ORDER PLACEMENT AGREEMENT

This Agreement is entered into as of March 23, 2012 between The Northern Trust Company (“Trustee”), organized as and Illinois banking corporation, and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

WHEREAS, the Trustee serves as directed trustee on behalf of those plans listed on Schedule A (the “Plans”) and performs certain administrative services on behalf of the Plans;

WHEREAS, the Trustee from time to time places purchase and redemption orders (“Orders”) solely with respect to the Plans investing in the Funds;

WHEREAS, the Trustee and Series Trust desire to facilitate the timely and accurate processing and confirmation of transactions in shares of the Funds through accounts in each Fund (each an “Account”) established by Trustee in the names of Trusts associated with the Plans through the Funds’ designated transfer agent, subject to the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	Services. Series Trust shall make shares of the Funds available to the Plans, subject to the Funds’ prospectuses as in effect from time to time. This Agreement states the terms and conditions that govern the Trustee’s use of the National Securities Clearing Corporation’s Fund/SERV platform (the “NSCC Platform”) to place Orders with the Company. All order notification requirements, order limits and order time deadlines agreed to by the parties, shall be set forth herein. No new Accounts will be added or established without advanced notice to and approval from the Series Trust.

2.	Pricing Information. Series Trust or its designee shall use best efforts to furnish Trustee, with respect to each Fund,

(a)	by 7 p.m. Eastern Time, net asset value information as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), and

(b)	distribution information by 7 p.m. Eastern Time on ex-dividend date via e-mail delivery to Trustee as it becomes available.

3.	Acceptance of Orders and Timing Requirements.

(a)	Trustee will transmit to a Fund’s transfer agent orders to purchase or redeem Fund shares for an Account on the basis of rebalancing instructions from a plan fiduciary. Trustee agrees that orders for net purchases or net redemptions of Fund shares that are transmitted to the Fund’s transfer agent, or via standard NSCC processes, prior to the Close of Trading on any given Business Day will receive the next available net asset value of the Fund. Wires will be transmitted in accordance with then current NSCC DCC&S processing guidelines (collectively, “NSCC guidelines”).

Trustee agrees to provide 1 Business Days’ advance notice to Series Trust of Plan events that may result in financial transactions of $1 million or more and use best efforts to estimate the trade value of such transactions; provided, however the parties agree that if a Plan requests notification requirements that differ from those set forth in this Section 3(a) such requirement will be noted on Schedule A.

(b)	The Business Day on which instructions are transmitted to the Fund’s transfer agent prior to the Close of Trading on any given Business Day shall be the trade date for which shares of the Funds shall be purchased and redeemed as a result of such instructions. Instructions received in good order by Trustee from a Plan representative after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus unless Trustee otherwise indicates that such distributions are to be paid in cash.

(c)	Subject to Trustee’s compliance with the foregoing, Trustee will be considered agent for the Funds for the sole and limited purpose of receiving orders for purchases and redemptions of shares of the Funds on behalf of an Account. Trustee shall be solely responsible for ensuring that all cash distributions paid to an Account by a Fund are credited to the Plan in a timely manner. Any liabilities arising from such cash distribution payments accurately credited to an account by a Fund that are reported by Plan as lost, stolen, materially altered or forged shall be the sole responsibility of Trustee.

4.	Operating Procedures

The purchase, sale, redemption and settlement of Fund shares will normally follow the NSCC guidelines, as set forth in Schedule B. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Schedule C shall apply.

5.	Maintenance of Records. Trustee shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this agreement. Upon the request of Series Trust, Trustee shall provide copies of all records relating to transactions between an Account and a Fund to enable Series Trust, the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization or the Plan or to monitor and review the provision of services by Trustee as contemplated by this Agreement. Trustee agrees that it will permit Series Trust or its representatives to have reasonable access to Trustee personnel and records in order to facilitate the monitoring of the quality of the services to be provided under this Agreement.

6.	Fees. The parties agree that for services contemplated herein no compensation will be paid.

7.	Compliance with Laws. At all times each party shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including, without limitation, those applicable to a transfer agent under the Federal securities laws, including, without limitation, all prospectus delivery requirements. The parties agree that Trustee may satisfy prospectus delivery requirements applicable to the Trustee, if any, by sub-contracting with Plan; provided, however, that Trustee remains ultimately responsible for satisfying any prospectus delivery requirements applicable to the Trustee.

8.

Liability of Trustee for Actions of its Agents or Affiliates. Trustee is solely responsible for actions or omissions by any affiliates or agents of Trustee who perform services or obligations required of Trustee hereunder to the same extent as if such action or omission was performed by Trustee directly, and failure by such affiliate or agent to perform under or comply with this Agreement will not relieve Trustee of any of its obligations under this Agreement.

9.	Operation of Funds. Trustee acknowledges that the processing of orders to purchase or redeem Fund shares shall be subject to the terms and conditions set forth in each Fund’s prospectus, as in effect from time to time. In no way shall the provisions of this Agreement limit the authority of any Fund or Series Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

10.	Relationship of Parties. Except as specifically provided in Section 3 of this Agreement, it is understood and agreed that all services performed hereunder by Trustee shall be as an independent contractor and not as an employee or agent of Series Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party. The parties acknowledge that Funds Distributor, LLC serves as the Funds’ distributor and principal underwriter, and to the extent Trustee or its agent or affiliate is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of Plan and the Account only.

11.	Use of Names. Except as otherwise expressly provided for in this Agreement, Trustee shall not use, nor shall it allow its employees or agents to use, the name or logo of Series Trust or the Funds, any affiliate of Series Trust, or any products or services sponsored, managed, advised, administered, or distributed by Series Trust or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of Series Trust.

12.	Confidentiality: The parties agree to keep in strict confidence all information, including the terms of this Agreement, pertaining to the performance of the services performed in connection with this Agreement, except such information that is required to be disclosed by any regulator or auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

13.	Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Fund shares by the Series Trust, in which case the earlier of 30 days advance written notice or the termination date established by the Series Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the parties. This Agreement shall inure to the benefit of and be binding upon both parties and their respective successors and permitted assigns. Both parties agree to give as much prior notice as is administratively and/or legally practicable in the event of its intent to assign this Agreement.

14.	Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Trustee, to:

Maria Cabral

Elsa Rico

The Northern Trust Company

50 South LaSalle Street

Chicago, Illinois 60603

If to Series Trust or any Fund, to:

Mark Bykowski

GMO Shareholder Services

40 Rowes Wharf

Boston, MA 02110

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts applicable to agreements executed and to be performed therein.

16.	Massachusetts Business Series Trust. GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Series Trust of GMO Series Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Series Trustees of the Series Trust as Series Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Series Trustees, officers, or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule I, severally and not jointly.

17.	Survival. The provisions of Section 4 hereof shall survive the termination of this Agreement.

18.	Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

19.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

20.	Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

21.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

22.	Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) any strike or other work stoppage, whether partial or total, or (c) any other cause similarly beyond the reasonable control of the affected party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

The Northern Trust Company

By:	/s/ Christoper J. Grimm
Print Name: Christoper J. Grimm
Title: Sr. Vice President

GMO SERIES TRUST,

on behalf of the Funds separately and not jointly.

By:	/s/ Jason Harrison
Print Name: Jason Harrison
Title: Clerk
Reviewed by: MB

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

Schedule A

PLAN AND FUND INVESTMENT

CLIENT NAME	GMO SERIES TRUST FUND	CLASS	NOTIFICATION
CenturyLink Master Retirement Trust	GMO International Equity Allocation Series Fund	R6	1Business Day for amounts less than $7.5 million; 5 Business Days for amounts equal to or greater than $7.5 million

Schedule B

NSCC ORDER PLACEMENT PROCESS

The parties agree to establish an electronic data link through the NSCC DCC&S system (together, “NSCC system”). The NSCC system will enable Trustee to transmit Account trade information, including purchase, redemption and exchange instructions, as directed by the Plan Representative, to the Funds and likewise to receive trade and pricing information from the Funds. The parties agree to pay or arrange for payment of their respective NSCC costs.

Each party agrees to abide by NSCC guidelines in order to perform their respective obligations under this Agreement.

Trustee agrees that it will not place trades through the NSCC system with an “as of” date prior to the last Business Day on which a net asset value was reported without prior consent of Series Trust.

On each Business Day, each Fund (or its transfer agent) shall accept and effect changes on its records upon receipt of purchase, redemption and exchange instructions for an Account in good order from Trustee through the NSCC system without supporting documents from the Plan Representative.

Confirmed trades and any other information provided through the NSCC system pursuant to this Agreement shall be accurate, complete and in a format prescribed by the NSCC guidelines. Each party or their agent shall adopt, implement and maintain current procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC system. Each party shall be entitled to act on information and transmissions received through the NSCC system that it reasonably believes to be genuine.

Trustee agrees that its receipt of information regarding confirmed trades through the NSCC system pursuant to this Agreement shall be deemed to be receipt of the written notification (“confirmation”) required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and, as such, Trustee, on behalf of the Account and the Plan, hereby gives its informed consent to electronic delivery of such confirmation; provided that Trustee may request a paper copy of any confirmation delivered to it electronically and, provided further, that Trustee may revoke its consent to electronic delivery pursuant to a notice delivered under Section 22 hereof.

The purchase, sale, redemption and settlement of a Fund’s shares will normally follow NSCC guidelines, as described above. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Schedule C will apply.

Schedule C

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 5, Operating procedures. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), Trustee or its designee may transmit orders for the purchase, sale, exchange or transfer of Fund shares by the Account. Orders that are transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties prior to the Close of Trading on any given Business Day (“Day 1”) ( such orders are referred to as “Day 1 Trades”) will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any Account order by Trustee to a Fund, Trustee will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Trustee shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.